Exhibit 99.1

SG Blocks Reports Fourth Quarter and Full Year 2017 Financial Results

2017 Construction Backlog Increases to $76.7 Million, Driven by Mid-Rise Multi-Family Housing Project Awards

BROOKLYN, NY – March 1, 2018 – SG Blocks, Inc. (NASDAQ: SGBX), a leading designer, innovator and fabricator of modular-based structures (the “Company” or “SG Blocks”), reported its financial results for the fourth quarter and full year ended December 31, 2017.

Key 2017 and Subsequent Highlights:

•	Revenue increased 163% to $5.1 million, as compared to $1.9 million in FY 2016.
•	Construction backlog increased to $76.7 million, as compared to $0.5 million at December 31, 2016, driven primarily by two large contracts entered into during the third quarter of 2017. As of March 1, 2018, our backlog has increased to $104.0 million.
•	Gross profit for FY 2017 totaled approximately $0.6 million, as compared to $0.3 million in FY 2016.
•	Net loss totaled $4.5 million, or $(1.95) per basic and diluted share, primarily due to an increase in payroll and general and administrative expenses.
•	Adjusted EBITDA loss in FY 2017 increased to $1.7 million, as compared to $1.5 million in FY 2016 (see below for further discussion about the presentation of Adjusted EBITDA, a non-GAAP financial measurement).
•	Received Evaluation Service Report (“ESR”) from the International Code Council (ICC), which we believe is the only ESR granted to a modular-based construction company.
•	Completed public offering of common stock, including the exercise of an over-allotment option, generating $7.1 million in proceeds, net of issuance costs.
•	As part of the public offering, converted all outstanding preferred stock and a large portion of our outstanding debt to common stock. The Company has no debt post-offering.
•	Commenced fabrication of a 23,715 square-foot community school in Los Angeles, to be delivered and completed in the first and second quarter of 2018.
•	Secured two low income housing development projects, totaling 390,000 square feet, representing largest project awards in the Company’s history.
•	Partnered with one of the largest U.S. wireless retailers for a prototype retail store in Colorado.
•	Completed 90% of the fabrication and delivery of 40 office modules for a global leader in the manufacture of lighting and rigging technology in Middleton, Wisconsin, one of the largest container projects in the state.
•	Contracted with major professional sports league to design and fabricate an athletic facility in West Africa.
•	Subsequent events in 2018:
o	Secured a four-building workforce housing development totaling 183,000 square feet, representing the second-largest single project in the Company’s history.
o	Contracted with Iron-Tek to design and manufacture container-based cubicles for its expanding flexible workspace.
o	Named Mahesh Shetty as President and Stevan Armstrong as Chief Technology Officer.

Management Commentary

“2017 was an exceptional year for SG Blocks as we achieved several operational milestones, including ending the year with record backlog,” said SG Blocks CEO, Paul Galvin. “SG Blocks has become the premier innovator in providing industry-approved, code engineered cargo shipping containers and purpose-built steel modules to meet the growing demand for safe and green (SG) construction. We have earned the trust of some of the best brands in the country and have demonstrated that SG Blocks can successfully scale partnerships, attract and retain an impressive management team and expand our capabilities through strategic partnerships that now position us for significant growth.

“2017 was highlighted with increased top line revenue performance and the largest project awards in company history, which drove our construction backlog to $76.7 million, or approximately 552,254 square feet across 18 projects, which shows the increased adoption of our disruptive modular-based solutions.

“On the financial front, we believe subsequent quarters will transition from low-margin projects to an anticipated margin of 20% as we commence projects that are fully modular and encompass all three phases we offer: (1) design, (2) architectural and engineering and (3) construction and delivery. Based on current backlog and projects in the pipeline and contingent on acceleration of delivery on certain projects, we believe we will be cash flow positive in 2018,” continued Galvin.

“In September 2017, SG Blocks was commissioned to design and build a $55.0 million, 310,000-square foot low-rise workforce housing development in New York State and a $15.0 million, 80,000-square foot mid-rise workforce housing development in New York City, which together represent $70.0 million in backlog. Both multi-story, multi-family projects will be fully modular, prefabricated and constructed as an ‘as-of-right’ development that already complies with all applicable zoning regulations.

“Based upon conversations with our customers for these two specific projects, we expect to recognize revenue on our backlog as follows. On the $15.0 million contract, management expects to recognize approximately 30% to 40% of the project revenue in 2018 and the balance in 2019. On the $55.0 million contract, management expects to realize approximately 10% of the project revenue in 2018 and the remaining balance equally in each of 2019 and 2020.

“In addition to those two projects, management estimates that other contracts in the backlog and conversion of pipeline opportunities will translate into estimated revenue of $10.0 -$15.0 million in 2018.

“We believe that, given the asset-light nature of our business model, we can handle incremental revenue with a relatively modest increase in general and administrative expenses. We leverage both inventory and labor on our suppliers’ balance sheets and, in most cases, pay for products and services only after we have been paid by the customers. Our model creates significant leverage and reduces working capital constraints to growth,” added Galvin.

“Another notable achievement made during 2017 was the issuance of the ESR from the International Code Council. We believe that having an ESR rating significantly shortens the project approval process and will bode well for our pipeline development opportunities going forward. We also saw notable progress with our intellectual property in the fourth quarter of 2017 as we recently secured a provisional patent for a redeployable security station and blast containment system utilizing our modular-based structures.

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“The first quarter of 2018 is already off to a strong start as we recently announced the second largest project award in the Company’s history for a major workforce housing project in Sullivan County, New York. This four-building, 183,000-square foot multi-story, multi-family workforce housing development represents an estimated revenue opportunity of $29.0 million over the next three years. As of March 1, 2018, our construction backlog now stands at $104.0 million, or approximately 715,000 square feet across 18 projects.

“Our entire management team is confident in our ability to deliver significant revenue growth in the quarters to come, as our pipeline of opportunities now stands at over $250 million with multi-family residential, humanitarian residential, schools and hospitality in the United States and abroad. We believe SG Blocks’ 2018 financial picture shows promise, with $10 million in revenue expected from our two major projects signed in 2017 and another $10 million in revenue expected from the conversion of 2017 backlog and our current pipeline of opportunities.

“We look forward to sharing more on our developing story at the 30th Annual ROTH Conference on March 13, 2018 in Orange County, California,” concluded Galvin.

Fourth Quarter and Full Year 2017 Financial Results

Revenue in Q4 2017 totaled $2.1 million, an increase of 173% compared to $0.6 million in Q4 2016. Revenue totaled $5.1 million in FY 2017, an increase of 163% as compared to $1.9 million in FY 2016. This increase in revenue was primarily a result of revenue being recognized on additional projects that were in progress for the year ended December 31, 2017 as compared to December 31, 2016.

Construction backlog totaled $76.7 million at December 31, 2017, as compared to $77.1 million at September 30, 2017 and $0.5 million at December 31, 2016. The increase in backlog at the end of FY 2017 as compared to the end of FY 2016 was largely attributable to the commissioning of two low income housing development projects in New York State, representing the largest project awards in the Company’s history, in the amounts of $55.0 million and $15.0 million. The two projects total 390,000 square feet of multi-story, multi-family projects and will be fully modular, prefabricated and constructed as an ‘as-of-right’ development. As of December 31, 2017, the company had 18 projects, or approximately 552,254 square feet, in backlog.

Gross profit totaled $236,894 in Q4 2017 as compared to $59,913 in Q4 2016. Gross profit totaled $0.6 million in FY 2017 as compared to $0.3 million in FY 2016. Gross profit margin as a percentage of revenue decreased to 13% in FY 2017, as compared to 16% in FY 2016. Gross profit margin in 2017 was negatively affected by lower contracted margins on revenue realized from a contract of approximately $2.7 million.

Operating expenses increased to $1.3 million in Q4 2017 from $0.7 million in Q4 2016. Operating expenses increased to $3.9 million in FY 2017 from $2.1 million in FY 2016. The increase in operating expenses was primarily due to an increase in payroll and general and administrative expenses, amortization of intangible costs and stock option compensation expense.

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Net loss totaled $1.1 million, or $(0.46) per basic and diluted share, in Q4 2017, compared to net loss of $0.8 million in Q4 2016. Net loss totaled $4.5 million, or $(1.95) per basic and diluted share, in FY 2017, compared to net loss of $2.0 million in FY 2016. The increase in net loss was primarily due to an increase in operating expenses.

Adjusted EBITDA loss increased to $1.7 million in FY 2017 from $1.5 million in FY 2016. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Cash and cash equivalents at December 31, 2017 totaled $4.9 million, as compared to $0.5 million at December 31, 2016. The substantial increase in cash balance as of December 31, 2017 from December 31, 2016 resulted primarily from the proceeds, net of issuance costs, of $7.1 million from the Company’s public offering of common stock in June 2017.

Further details about the Company’s results in the fourth quarter and full year 2017 are available in its Annual Report on Form 10-K, accessible in the investor relations section of the Company’s website at www.sgblocks.com and through the U.S. Securities and Exchange Commission’s website.

Conference Call Information

SG Blocks CEO Paul Galvin and President and CFO Mahesh Shetty will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date: Thursday, March 1, 2018
Time: 4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number: 1-877-407-9716
International dial-in number: 1-201-493-6779
Conference ID: 13676503

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=128391 and via the investor relations section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available on March 1, 2018, after 7:30 p.m. Eastern time, through March 15, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13676503

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Use of Non-GAAP Financial Information

In addition to our results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) before interest expense, income tax benefit (expense) depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring adjustments such as loss on conversion of convertible debentures, change in fair value of financial instruments and stock compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses our financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing our Company and our results of operations.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss):

	Year Ended December 31, 2017	Year Ended December 31, 2016
Net loss	$(4,512,680)	$(1,971,313)
Addback interest expense	330,388	696,734
Addback depreciation and amortization	590,778	300,047
EBITDA (non-GAAP)	(3,591,514)	(974,532)

Addback loss on conversion of convertible debentures	1,018,475	-
Less gain on reorganization	-	(713,379)
Less change in fair value of financial instruments	(96,327)	(119,510)
Addback non-cash consultant fee	254,500	-
Addback stock compensation expense	701,402	307,489
Adjusted EBITDA (non-GAAP)	$(1,713,464)	$(1,499,932)

About SG Blocks, Inc.
SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers and purpose-built steel modules for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the SG Blocks' filings with the Securities and Exchange Commission. Thus, actual results could be materially different. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media and Investor Relations:

Media
Kati Bergou
Rubenstein Public Relations
Vice President
212-805-3014
kbergou@rubensteinpr.com

Investor Relations
Chris Tyson
MZ North America
Managing Director
949-491-8235
chris.tyson@mzgroup.us

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SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31,	2017	2016

Assets

Current assets:
Cash and cash equivalents	$4,870,824	$549,100
Short-term investment	30,033	30,017
Accounts receivable, net	3,005,875	234,518
Costs and estimated earnings in excess of billings on uncompleted contracts	61,175	33,349
Inventory	-	9,445
Prepaid expenses and other current assets	183,890	124,720
Total current assets	8,151,797	981,149

Equipment, net	6,796	5,559
Goodwill	4,162,173	4,162,173
Intangible assets, net	3,028,247	3,587,250

Totals	$15,349,013	$8,736,131

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$2,148,091	$350,772
Billings in excess of costs and estimated earnings on uncompleted contracts	1,673,048	48,478
Deferred revenue	-	72,788
Conversion option liabilities	-	384,461
Total current liabilities	3,821,139	856,499
Convertible debentures, net of discounts of $991,163	-	2,446,337
Total liabilities	3,821,139	3,302,836

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; 0 and 1,801,670 issued and outstanding as of December 31, 2017 and 2016, respectively	-	1,801,670
Common stock, $0.01 par value, 300,000,000 shares authorized; 4,260,041 and 163,901 issued and outstanding as of December 31, 2017 and 2016, respectively	42,601	1,639
Additional paid-in capital	17,304,529	4,936,562
Accumulated deficit	(5,819,256)	(1,306,576)
Total stockholders’ equity	11,527,874	5,433,295

Totals	$15,349,013	$8,736,131

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SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
	Successor For the Year Ended December 31,	Predecessor For the Six Months Ended June 30,	Successor For the Six Months Ended December 31,
	2017	2016	2016

Revenue:
Construction revenue	$4,638,053	$1,004,216	$547,827
Engineering services	423,532	52,007	320,339
	5,061,585	1,056,223	868,166

Cost of revenue:
Construction revenue	4,095,509	816,076	460,941
Engineering services	332,269	43,898	289,545
	4,427,778	859,974	750,486

Gross profit	633,807	196,249	117,680

Operating expenses:
Payroll and related expenses	1,813,446	367,254	493,844
General and administrative expenses	1,753,236	557,069	555,806
Marketing and business development expense	271,092	22,729	85,488
Pre-project expenses	57,192	26,411	30,150
Total	3,894,966	973,463	1,165,288

Operating loss	(3,261,159)	(777,214)	(1,047,608)

Other income (expense):
Interest expense	(330,388)	(429,017)	(267,717)
Interest income	15	8	7
Other income	1,000	-	-
Loss on debt conversions	(1,018,475)	-	-
Change in fair value of financial instruments	96,327	-	119,510
Total	(1,251,521)	(429,009)	(148,200)

Net loss before reorganization items	(4,512,680)	(1,206,223)	(1,195,808)

Reorganization items:
Legal and professional fees	-	(171,893)	(110,768)
Gain on reorganization	-	713,379	-
Total	-	541,486	(110,768)

Net loss	$(4,512,680)	$(664,737)	$(1,306,576)

Net loss per share - basic and diluted:
Basic and diluted	$(1.95)	$(.01)	$(7.97)

Weighted average shares outstanding:
Basic and diluted	2,310,066	42,918,927	163,901

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Consolidated Statements of Cash Flows
	Successor For the Year Ended December 31, 2017	Predecessor For the Six Months Ended June 30, 2016	Successor For the Six Months Ended December 31, 2016

Cash flows from operating activities:
Net loss	$(4,512,680)	$(664,737)	$(1,306,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,955	1,629	1,434
Amortization of intangible assets	587,823	-	291,750
Amortization of debt issuance costs	-	5,204	-
Amortization of discount on convertible debentures	330,388	387,965	250,308
Interest income on short-term investment	(15)	(8)	(7)
Change in fair value of financial instruments	(96,327)	-	(119,510)
Interest expense on debtor in possession financing	-	35,848	-
Loss on debt conversion	1,018,475	-	-
Gain on reorganization	-	(713,379)	-
Non-cash consultant fee	254,500	-	-
Stock-based compensation	701,402	119,146	188,343
Changes in operating assets and liabilities:
Accounts receivable	(2,771,357)	(104,858)	(43,624)
Cost and estimated earnings in excess of billings on uncompleted contracts	(27,826)	-	(33,349)
Inventory	9,445	118,011	30,725
Prepaid expenses and other current assets	(59,170)	(28,589)	(96,131)
Intangible asset	(28,820)	-	-
Accounts payable and accrued expenses	1,797,318	269,317	75,292
Accounts payable and accrued expenses – subject to compromise	-	(22,457)	(33,713)
Accrued interest, related party – subject to compromise	-	-	(26,500)
Related party accounts payable and accrued expenses – subject to compromise	-	(163,522)	(206,629)
Billings in excess of costs and estimated earnings -on uncompleted contracts	1,624,570	14,650	5,804
Deferred revenue	(72,788)	(87,115)	(10,627)
Net cash used in operating activities	(1,242,107)	(832,895)	(1,033,010)

Cash flows provided by investing activities:
Short-term investment	-	2,700	-
Purchase of equipment	(4,192)	-	(1,393)
Security deposit	-	-	1,200
Net cash provided by (used in) investing activities	(4,192)	2,700	(193)

Cash flows from financing activities:
Principal payments on related party notes payable	-	-	(73,500)
Proceeds from exercise of stock options	8,409	-	-
Proceeds from public stock offering, net of issuance costs	7,059,614	-	-
Proceeds from issuance of convertible debentures	-	1,919,001	750,000
Payments on convertible debentures	(1,500,000)	-	-
Debt issuance costs	-	-	(50,000)
Proceeds from (repayment of) debtor in possession financing	-	(600,000)	-
Net cash provided by financing activities	5,568,023	1,319,001	626,500

Net increase (decrease) in cash and cash equivalents	4,321,724	488,806	(406,703)

Cash and cash equivalents - beginning of period	549,100	466,997	955,803

Cash and cash equivalents - end of period	$4,870,824	$955,803	$549,100

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$-	$-
Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debentures to common stock	$2,583,334	$-	$-
Conversion of preferred stock to common stock	$1,801,670	$-	$-

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